Exhibit 99.1

News Announcement

CONTACT:

Star Gas	Robert L. Rinderman, Purdy Tran
Investor Relations	Jaffoni & Collins Incorporated
203/328-7310	212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS PARTNERS, L.P.

ANNOUNCES SUSPENSION OF COMMON UNIT DISTRIBUTION

STAMFORD, CT (October 18, 2004) — Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), a diversified home energy distributor and services provider specializing in heating oil and propane, has recently advised its Petro heating oil division bank lenders of a substantial expected decline in earnings for this division for the fiscal year that ended on September 30, 2004, and a further projected decline in earnings for the fiscal year ending September 30, 2005, which will not permit Petro to meet the borrowing conditions under its working capital line.

The source of the problem is a combination of (a) the inability to pass on the full impact of record heating oil prices to customers, and (b) the effects of unusually high customer attrition principally related to its operational restructuring undertaken in the past 18 months. Petro is continuing to submit borrowing requests under its working capital line. Star is in discussions with the lenders to modify conditions and other terms necessary to assure that Petro will have sufficient liquidity to operate through the winter. Star anticipates that because of the requirements of Star’s current and potential lenders, it will not be permitted to make any distributions on its Common Units. Star believes that with the support of its existing lenders, which cannot yet be assured, it can manage the extraordinary challenges arising from current energy prices and other factors. However, without that support, Star may be forced to seek interim financing on extremely disadvantageous terms or even to seek to restructure its debts under the protection of the bankruptcy courts.

Net Operating Performance. While the audit for fiscal 2004 is not yet complete, Star anticipates that Petro’s reported net income will be substantially below Petro’s reported net income for fiscal 2003 and Star currently anticipates that Petro’s net income for fiscal 2005 will be lower than comparable fiscal 2004 net income.

Liquidity. Petro is entering the heating season, the period during which it is most in need of working capital borrowings. This year, that need has been exacerbated by the current record prices for home heating oil - reaching $1.55 per gallon on October 15, which is up 25% from one month earlier, 54% higher than June 30, 2004 and almost 80% higher than one year earlier. This increase will require Petro to borrow more than it has in prior years to purchase heating oil.

Customer Service and Attrition. The continuing unprecedented rise in the price of heating oil has adversely impacted Petro’s margins and added to Petro’s difficulties in reducing customer attrition. Petro believes its attrition rate had risen not only because of the rise in oil prices but also because of operational problems. Prior to the 2004 winter heating season, Petro attempted to develop a competitive advantage in customer service, and as part of that effort, centralized its heating equipment service dispatch and engaged a centralized call center to fulfill its telephone requirements. The successful implementation of this initiative took longer than Petro had anticipated, which adversely impacted the customer base. In its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, Star disclosed that it had

“net customer losses in both the home heating oil and propane segments. The Partnership estimates that it had approximately 4% fewer customers, after adjusting for acquisitions, at June 30, 2004 than it had at June 30, 2003. Net customer losses are a result of various factors including price, credit and service.”

Star estimates that at the end of its fiscal year, customer attrition was substantially in excess of that level.

While Star believes it has corrected the early inefficiencies associated with its customer service, and that it has significantly improved its responsiveness to customer needs, Star expects that attrition will, at least to some extent, continue into the 2004-2005 winter heating season. Star notes that even to the extent that attrition can be halted, which Star believes will be the case, the current reduced customer base will adversely impact net income for fiscal 2005.

Petro’s Credit Agreement. Petro’s borrowing needs are currently provided pursuant to bank credit facilities, including a $150 million working capital facility (of which $8.0 million was outstanding as of September 30, 2004), a $35 million letter of credit facility ($34.5 million outstanding as of September 30, 2004) and a $50 million acquisition facility ($0 million outstanding as of September 30, 2004). Star is a guarantor of Petro’s credit facilities. The Petro facilities are secured on a pari passu basis with the holders of Petro’s senior notes by a security interest in substantially all of Petro’s accounts receivable inventories, operating facilities and other assets of Petro.

On October 13, 2004, Petro advised its bank lenders that it would not be able to make the required representations included in the borrowing certificate under its working capital line. In addition, Petro notified its lenders that, for the quarter ending December 31, 2004 and for the foreseeable future thereafter, Petro will be unlikely to satisfy the drawing condition that requires that the consolidated funded debt of Star not exceed 5.00 times its consolidated operating cash flow. Further, Petro advised the lenders that Petro may not be able to maintain a zero balance under the working capital facility (except for letter of credit obligations) for 45 consecutive days from April 1, 2005 to September 30, 2005, as required by Petro’s covenants.

On October 15, 2004, the bank lenders agreed to permit Petro to request new working capital advances daily. In connection with that understanding, the lenders requested that Star allow an independent financial advisor, on behalf of the lenders, to review Petro’s operations and performance. There can be no assurance that Petro and the lenders will reach agreement on a long term amendment or waiver, or that discussions with other potential sources of capital will be successful. The success of those discussions may depend on, among other factors, successful discussions with Petro’s noteholders, discussed below.

Petro Note Maturities. Under various privately placed debt indentures with institutional noteholders (and approximately $2 million in public subordinated debt), Petro’s debt amortizations due in 2005 and 2006 are $14.2 million and $68.6 million, respectively. Star believes that a refinancing of the Note maturities is unlikely at this time. Star is also in discussions with the institutional noteholders to extend the maturities of the Notes, which are due in 2005 and 2006. The success of those discussions may depend on, among other factors, successful discussions with the bank lenders. There can be no assurance that the discussions with Noteholders will lead to a deferred maturity schedule for the notes involved. Star is a guarantor of Petro’s senior notes.

Propane Division Debt. Star’s propane division has separate bank credit facilities and institutional note borrowings. The propane division’s bank credit facilities consist of a $25 million acquisition facility, a $24 million parity debt facility and a $25 million working capital facility. An aggregate of $2 million was outstanding on these facilities as of September 30, 2004. The propane division has $96.3 million in first mortgage notes, which are secured on a pari passu basis with the division’s bank lenders by a security interest in the assets of the propane division. Star has not guaranteed the propane division’s bank credit facilities or its first mortgage notes. The propane division’s working capital facilities require as a condition of borrowing that the consolidated funded debt of Star not exceed 5.0 times its consolidated operating cash flow with respect to which Star intends to seek a waiver.

Star Senior Notes. Star has $265 million in principal amount of unsecured senior notes due February 13, 2013 at the parent company level.

Engagement of a Financial Advisor. Star has retained Peter J. Solomon Company, LP an independent investment banking firm, to advise Star on possible restructuring alternatives and other strategic options.

Star Gas Partners, L.P., is a leading distributor of home heating oil and propane. The Partnership is the nation’s largest retail distributor of home heating oil and the nation’s seventh largest retail propane distributor. Additional information is available at www.star-gas.com.

This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time to time in the Partnership’s 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Included risks and uncertainties are the results of our continuing discussions with lenders and noteholders and other sources of capital, the prices of home heating oil and propane, our ability to preserve our margins in reselling home heating oil and propane, the success of our customer service initiative and attempts to halt recent customer attrition, effects of the weather on the Partnership’s financial results, competitive and propane and heating oil pricing pressures and other factors impacting the propane and home heating oil distribution industries.

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